                                                                   EXHIBIT 23.05

                        [PANNELL KERR FORSTER LETTERHEAD]




PLEASE REFER TO:

                  K.Y. Nishi
                  File: 190740



December 21, 2001




PRIVATE & CONFIDENTIAL

The Board of Directors
Integral Technologies Inc.
805 West Orchard Drive, Suite 3
Bellingham, WA 98225
USA

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement of Integral Technologies, Inc. on Form S-8 of our report dated September 7, 2001, relating to the consolidated balance sheets of Integral Technologies Inc. as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 2001, 2000 and 1999, which report is included in the Annual Report on Form 10-KSB for the year ended June 30, 2001.

Yours very truly,


"Pannell Kerr Forster"


Pannell Kerr Forster

CHARTERED ACCOUNTANTS
Vancouver, Canada